Exhibit 4.4

THIRD AMENDMENT TO CORPORATE OFFICE PROPERTIES TRUST 2017 OMNIBUS
EQUITY AND INCENTIVE PLAN

The Corporate Office Properties Trust 2017 Omnibus Equity and Incentive Plan, as amended by the First Amendment thereto dated November 29, 2018, as further amended by the Second Amendment thereto dated March 15, 2024 (the “Plan”) is hereby amended, effective as of May 15, 2024 (the “Effective Date”), as set forth below (the “Third Amendment”). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the Plan.

1.The first sentence of Section 1. of the Plan is hereby deleted and replaced in its entirety with the following:
The name of the plan is the COPT Defense Properties 2017 Omnibus Equity and Incentive Plan (the “Plan”).

2.Except as amended by the Third Amendment, the terms of the Plan remain unchanged and in full force and effect.

The Board of Trustees of COPT Defense Properties (formerly known as Corporate Office Properties Trust) adopted resolutions on August 31, 2023, authorizing the Chief Executive Officer of COPT Defense Properties to amend or revise such documents as necessary in connection with COPT Defense Properties’ changing its name.

COPT Defense Properties

/s/ Stephen E. Budorick
Stephen E. Budorick
President & Chief Executive Officer